Exhibit 1

DUKE REALTY CORPORATION

(an Indiana Corporation)

DUKE REALTY LIMITED PARTNERSHIP

(an Indiana Limited Partnership)

3.5% Notes due 2007

TERMS AGREEMENT

Dated: October 21, 2003

To:          Duke Realty Corporation

600 East 96th Street, Suite 100

Indianapolis, IN  46240

Attention:  Chairman of the Board of Directors

Ladies and Gentlemen:

We (the “Representatives”) understand that Duke Realty Limited Partnership, an Indiana limited partnership (the “Operating Partnership”), proposes to issue and sell $100,000,000 aggregate principal amount of its unsecured debt securities (the “Debt Securities”) (such Debt Securities being collectively hereinafter referred to as the “Underwritten Securities”).  Subject to the terms and conditions set forth or incorporated by reference herein, the underwriters named below (the “Underwriters”) offer to purchase, severally and not jointly, the respective numbers of Underwritten Securities (as defined in the Underwriting Agreement referred to below) set forth below opposite their respective names at the purchase price set forth below.

Underwriter	Principal Amount Of Underwritten Securities
UBS Securities LLC.	$50,000,000

Wachovia Capital Markets, LLC	$50,000,000

Total:	$100,000,000

The Underwritten Securities shall have the following terms:

Title of securities:  3.5% Notes due 2007.

Currency:  U.S. Dollars.

Principal amount to be issued:  $100,000,000.

Current ratings:  Moody’s Investors Service, Inc: Baa1; Standard & Poor’s Rating Service: BBB+.

Interest rate:  3.5%.

Interest payment dates:  May 1 and November 1, beginning May 1, 2004.

Stated maturity date:  November 1, 2007.

Redemption or repayment provisions:  None.

Delayed Delivery Contracts: Not authorized.

Initial public offering price:  99.573% of the principal amount, plus accrued interest, if any, from the date of issuance.

Purchase price:  99.078% of the principal amount, plus accrued interest, if any, from the date of issuance (payable in same day funds).

Other terms:  The Underwritten Securities shall be in the form of Exhibit A to the Supplemental Indenture, to be dated as of October 24, 2003 between Duke Realty Limited Partnership and Bank One Trust Company, N.A. (as successor to The First National Bank of Chicago).

Closing date and location:  October 24, 2003 at the offices of Clifford Chance US LLP, 200 Park Avenue,  New York, New York  10166.

All the provisions contained in the document attached as Annex A hereto entitled “Duke Realty Corporation and Duke Realty Limited Partnership — Common Stock, Preferred Stock, Depositary Shares and Debt Securities -  Underwriting Agreement”, as amended below, are incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein.  Terms defined in such document are used herein as therein defined.  Notices to the Underwriters shall be directed to the Representatives, c/o Wachovia Capital Markets, LLC, One Wachovia Center, 301 South College Street, DC-8, Charlotte, NC 28288, Attention: Debt Capital Markets.

Please accept this offer no later than 5 o’clock P.M. (New York City time) on October 21, 2003 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

Very truly yours,

WACHOVIA CAPITAL MARKETS, LLC

By:

UBS SECURITIES LLC

By:

By:

Accepted:

DUKE REALTY CORPORATION

By:
Name:
Title:

DUKE REALTY LIMITED PARTNERSHIP

By:	DUKE REALTY CORPORATION
General Partner

By:
Name:
Title:

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